Dear Fellow Stockholder:

We are excited to introduce you to American Healthcare REIT, a diversified healthcare real estate investment trust formed by the successful merger of Griffin-American Healthcare REIT III and Griffin-American Healthcare REIT IV, as well as the acquisition of the business and operations of American Healthcare Investors. American Healthcare REIT is one of the larger healthcare-focused real estate investment trusts globally with assets totaling approximately $4.2 billion in gross investment value[1] and expects to pay an annualized investor distribution of $0.40 per share[2].

This combination allows American Healthcare REIT to maintain exclusive focus on the attractive healthcare real estate class while also unlocking the benefits of uniting two complementary portfolios of high-quality healthcare real estate assets. Greater size and scale, broader geographic diversification, and broader tenant and operator diversification are expected to be powerful drivers of enhanced value for the stockholders of American Healthcare REIT.

The company now also benefits from a fully integrated management platform comprised of more than one hundred experienced and skilled professionals, many of whom have worked together since 2006 and have successfully invested in and managed healthcare real estate through multiple market cycles. The management team has a proven track record, deep industry relationships and unparalleled insight into each of the company's assets, having built and nurtured the company's international portfolio since its first property acquisition in 2014. The strength of the management team, coupled with the quality of the assets, has American Healthcare REIT poised to capitalize on compelling growth driven by powerful demographic trends.

With its 19 million-square-foot, 312-building portfolio of medical office buildings, senior housing communities, skilled nursing facilities and integrated senior health campuses diversified across 36 states and the United Kingdom, we believe the tri-party transaction was a critical step in ideally positioning American Healthcare REIT for a future public listing or IPO on a national stock exchange at the most opportune time. By listing the company's shares on a national stock exchange, we believe the company will gain greater access to attractive capital that will fuel future growth, broaden our investor base and also provide liquidity to our fellow stockholders[3].

In short, we believe this transformative tri-party transaction is the start of a bright new chapter for American Healthcare REIT and its stockholders. We remain dedicated to maximizing the enhanced opportunities for the company and we will report our progress regularly. Should you have any questions, please do not hesitate to contact our Investor Services department at 844-460-9414.

Kind regards,

Danny Prosky
President and Chief Executive Officer

1. Gross investment value is comprised of acquisition costs and subsequent capital expenditures that pertain to the company's pro-rata ownership.
2. In October 2021, the company's board of directors authorized a distribution to stockholders of record as of October 27, 2021 to be paid on or about November 1, 2021, in an amount equal to an annualized distribution rate of $0.40 per share. The current distribution rate is not guaranteed and is subject to change. The amount and timing of any future distributions will be determined by our board of directors at their sole discretion.
3. There can be no guarantee that the company will effect a listing of its common stock or other type of liquidity event.

American Healthcare REIT

Portfolio Overview


Medical Office Buildings
Hospitals
Senior Housing
Senior Housing - RIDEA
Skilled Nursing Facilities
Integrated Senior Health Campuses

Portfolio Breakdown by Asset Type[4]


Debt
1.8%
Skilled Nursing[3]
23.7%
Senior Housing[2,3]
36.8%
Hospitals
3.5%
Medical Office
Bulidings
34.2%

American Healthcare REIT Portfolio (as of 6/30/21)	
Gross investment value[1]	$4.2 billion
Total square feet	19.0 million
Total number of buildings + campuses	312
Medical office buildings (sq. ft.)	5.0 million
Senior housing beds[2,3]	11,390
Skilled nursing beds[3]	9,673

1. Gross investment value is comprised of acquisition costs and subsequent capital expenditures that pertain to the company's pro-rata owernership.
2. Includes senior housing - RIDEA facilities.
3. Includes portion of integrated senior health campuses related to joint venture interest acquired.
4. Based upon gross investment value.

Why did Griffin-American Healthcare REIT III ("GAHR III") and Griffin-American Healthcare REIT IV ("GAHR IV") merge to create American Healthcare REIT?

Late last year, the boards of directors of both GAHR III and GAHR IV initiated independent reviews of strategic alternatives in an effort to maximize shareholder values. Ultimately, it was determined that the best course of action was to merge these complementary companies and to acquire the business and operations of their external advisor and manager, American Healthcare Investors ("AHI"), to create a self-managed, significantly larger and stronger company that could pursue a successful listing of its shares on a national stock exchange in the near future. As such, on June 23, 2021, the companies entered into a definitive merger agreement and the stockholders of both GAHR III and GAHR IV were presented proposals that would authorize the various transactions. In separate meetings held on September 30, 2021, a majority of the outstanding shares of common stock held by stockholders of GAHR III and GAHR IV each voted to approve the proposals, leading to GAHR III acquiring AHI, the subsequent acquisition of GAHR III by GAHR IV and then the name change to American Healthcare REIT.

Was the merger a taxable event?

No. The merger was a tax-free, stock-for-stock transaction.

When will American Healthcare REIT be listed on a national stock exchange?

The board of directors and the executive management team believe the GAHR III and GAHR IV merger and AHI acquisition will position the combined company for a successful future listing on a national stock exchange by the end of 2022. A public listing is expected to provide the opportunity for American Healthcare REIT to access the public markets for growth capital while also providing liquidity to stockholders. Of course, there can be no guarantee that the company will effect a listing of its common stock or any other liquidity event by the end of 2022, or at all.

What is the estimated net asset value ("NAV") per share?

The current estimated NAV per share of American Healthcare REIT stock is $9.22 as of September 30, 2020, which was adopted on March 18, 2021 by the board of directors of GAHR IV, which was renamed American Healthcare REIT following the completion of the merger. The board of directors expects to perform annual valuations of our property portfolio and will adjust the estimated NAV per share accordingly. We will notify you should the estimated NAV per share change.

What distribution rate will be paid to stockholders of American Healthcare REIT?

In October 2021, the board of directors of American Healthcare REIT authorized a distribution to stockholders of record as of October 27, 2021 to be paid on or about November 1, 2021, in an amount equal to an annualized distribution rate of $0.40 per share. However, the current distribution rate is not guaranteed and is subject to change. The amount and timing of any future distributions will be determined by our board of directors at their sole discretion.

Is there a distribution reinvestment plan ("DRIP") or will distributions only be paid in cash?

Yes. Now that the merger has been completed, the board of directors has reinstated the DRIP at American Healthcare REIT's current estimated per share NAV of $9.22. All stockholders that were previously enrolled (including former GAHR III stockholders who were enrolled in the GAHR III distribution reinvestment plan) will continue to be enrolled in the DRIP unless they submit an Account Update Form to elect to receive their distributions in cash (the Account Update Form can be found in the "Investor Relations" section of our website at www.AmericanHealthcareREIT.com). The reinstatement of the DRIP is effective beginning with distributions declared for the month of October 2021, which are payable in November 2021. Stockholders who wish to terminate their DRIP enrollment beginning with the October 2021 distribution must notify American Healthcare REIT by October 16, 2021.

When can I expect distributions to be paid?

Distribution payments will be made monthly in arrears. The first post-merger distribution will be paid to stockholders of record as of October 27, 2021 and will be paid on or about November 1, 2021.

What was the exchange ratio of shares for investors?

For each share of GAHR III common stock, investors received 0.9266 shares of GAHR IV Class I common stock. Following the completion of the merger, GAHR IV was renamed American Healthcare REIT. As a result, investors in GAHR III and GAHR IV now own American Healthcare REIT stock.

Why did my account share balance change?

For the former stockholders of GAHR III, your account share balance changed as a result of the shares being converted to shares of GAHR IV (the acquiring entity in the merger which has since been renamed American Healthcare REIT).

How is the share repurchase plan ("SRP") impacted by the merger? Are share repurchase requests submitted prior to the merger of GAHR III and GAHR IV still valid?

Now that the merger has been completed, the SRP has been partially reinstated to accept new share repurchase requests pursuant to the death or qualifying disability of a stockholder, as defined pursuant to the SRP (a "death or disability SRP request").

- In connection with the merger, the SRP has been amended to provide that the repurchase price per share for a death or disability SRP request will be equal to the most recently published estimated per share NAV, which is currently $9.22. For those wishing to submit a death or disability SRP request, new American Healthcare REIT SRP paperwork must be completed in good order and submitted for consideration by November 30, 2021, in order to be processed for the fourth quarter of 2021 and repurchased on or about January 1, 2022 (the updated Share Repurchase Request form can be found in the "Investor Relations" section of our website at www.AmericanHealthcareREIT.com).

- Additionally, as a result of the merger, all previous GAHR III and GAHR IV share repurchase requests that were unfulfilled prior to the merger will be cancelled. All prior death or disability SRP requests must be re-submitted on new American Healthcare REIT SRP paperwork. Any requests other than a death or disability SRP request will continue to be suspended under the SRP.

Is Griffin Capital still a co-sponsor of American Healthcare REIT?

Griffin Capital was a co-sponsor, along with AHI, of both GAHR III and GAHR IV. The acquisition of AHI and the completion of the merger created a self-managed healthcare REIT that no longer requires involvement by an external sponsor such as Griffin Capital. The specialized professionals from AHI that have been in place since the inception of both GAHR III and GAHR IV and responsible for acquisitions, asset management, accounting, and the other aspects of the day-to-day management of the REITs have become employees of American Healthcare REIT and will continue to provide those services going forward. Accordingly, Griffin Capital will no longer have any formal relationship with the merged company.

Who do I contact if I have questions about by my account?

Until October 11, 2021, please continue to contact the Griffin Capital Investor Services team at 866-926-2688 with any questions regarding your investment. Effective October 11, 2021, American Healthcare REIT's Investor Services team can be reached at 844-460-9414. Our website, www.AmericanHealthcareREIT.com, also offers many resources you may find helpful, including an option to sign-up for email alerts whenever the company makes a filing with the SEC or distributes a news release. You can sign up for our email alerts in the "Investor Relations" section of the website.